EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated June 13, 2024 in the Registration Statement on Amendment No.21 to Form F-1, under the Securities Act of 1933 (File No. 333-263755) with respect to the consolidated balance sheets of J-Star Holding Co., Ltd. and its subsidiaries as of December 31, 2023, and related consolidated statements of comprehensive income, changes in equity and cash flows for the year ended December 31, 2023, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
August 19, 2024	Certified Public Accountants
PCAOB ID: 1171